Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. and Plains GP Holdings Announce Appointment of New Board Member

HOUSTON — December 11, 2018 — Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today announced that Alexandra Pruner has been appointed to serve as an independent member of the Board of Directors and Audit Committee of PAA GP Holdings LLC (“GP Holdings”).  The GP Holdings Board has responsibility for managing the business and affairs of PAA and PAGP.

“We are pleased to welcome Alie to our Board,” said CEO Willie Chiang.  “She has extensive experience in the energy industry from a variety of perspectives, and her strong finance and investment banking background is a good fit with our board.  We feel fortunate to add such a talented and capable individual to our board, and we look forward to working with her.”

Ms. Pruner, age 56, served as Partner and Chief Financial Officer of Perella Weinberg Partners (“PWP”), a global independent advisory firm, from December 2016 through November of this year and prior to that served as Chief Financial Officer and a member of the Management Committee of Tudor, Pickering, Holt & Co. from the firm’s founding in 2007 until its combination with PWP in 2016.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Contact:

Brett Magill

Director, Investor Relations

(866) 809-1291

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